Exhibit 99.1

MEDCATH CONTACTS:
O. Edwin French	Art Parker
President & Chief Executive Officer	Chief Financial Officer
(704) 815-7700	(704) 815-7700
MEDCATH TO SELL ARIZONA HEART HOSPITAL TO VANGUARD HEALTH SYSTEMS
     CHARLOTTE, N.C., Aug. 9, 2010 — MedCath Corporation (Nasdaq: MDTH), and its physician partners jointly announced today they have entered into a definitive agreement for Vanguard Health Systems to acquire substantially all the assets of Arizona Heart Hospital. The transaction is expected to close during MedCath’s first quarter of fiscal 2011, which ends on December 31, 2010, subject to certain closing conditions.
     Beginning with its fourth quarter of fiscal 2010, which ends Sept. 30, MedCath will account for Arizona Heart Hospital as an asset-held-for-sale for current and prior reporting periods.
     Over the past decade, Arizona Heart Hospital and its physician partners have established one of the country’s top cardiovascular hospitals. In November, the 59-bed facility was one of four MedCath hospitals ranked among the nation’s 100 Top Hospitals® for cardiovascular care — the sixth time it earned that honor in the 11 years the study has been performed by Thomson-Reuters. It was also one of three MedCath hospitals cited for being among the leading hospitals in America by Consumers’ Checkbook survey, according to the May/June 2009 issue of AARP The Magazine. And recently HealthGrades, the leading independent health care ratings organization, ranked Arizona Heart Hospital among the top 5 percent of hospitals in the nation and No. 1 in Arizona for overall cardiac services and vascular surgery.
     “Arizona Heart Hospital exemplifies the MedCath model of patient-focused, high quality care,” said O. Edwin French, MedCath’s president and CEO. “We’re proud of how, working with our physician partners, Arizona Heart Hospital has earned a sterling reputation, and we know the new owners will continue that legacy. We wish them great success.”
     Under the Asset Purchase Agreement, Vanguard will acquire substantially all of the assets of Arizona Heart Hospital for $32.0 million plus certain net working capital and assume approximately $400,000 in capital leases. Arizona Heart Hospital will retain accounts receivable and the remaining liabilities. Based on current asset and liability amounts, which are subject to change with the passage of time, MedCath anticipates that total net proceeds received from the transaction, after payment of retained liabilities and collection of accounts receivable, will be approximately $31.5 million, after estimated closing costs and estimated income tax.

     About MedCath
     MedCath Corporation, headquartered in Charlotte, N.C., is a health care provider focused on high acuity services with the diagnosis and treatment of cardiovascular disease being a primary service offering. MedCath owns an interest in and operates ten hospitals with a total of 825 licensed beds, located in Arizona, Arkansas, California, Louisiana, New Mexico, South Dakota, and Texas. In addition, MedCath and its subsidiary MedCath Partners provide services in diagnostic and therapeutic facilities in various states.
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     Parts of this announcement contain forward-looking statements that involve risks and uncertainties, including those relating to the sale of substantially all of the assets of Arizona Heart Hospital and anticipated proceeds thereof. Although MedCath’s management believes that these forward-looking statements are based on reasonable assumptions, these assumptions are inherently subject to various risks, including obtaining required regulatory approvals and satisfaction of other closing conditions, that are difficult or impossible to predict accurately and, in some cases, are beyond MedCath’s control. Actual results could differ materially from those projected in these forward-looking statements. MedCath assumes no obligation to update these statements in a news release or otherwise should material facts or circumstances change in ways that would affect their accuracy.